UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2010

TRX, INC.

(Exact Name Of Registrant As Specified In Charter)

Georgia	000-51478	58-2502748
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2970 Clairmont Road, Suite 300

Atlanta, Georgia 30329

(Address of principal executive offices, including zip code)

(404) 929-6100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 25, 2010, TRX, Inc. (“TRX”) and American Express Travel Related Services Company, Inc. (“AXP”) executed an amended and restated service agreement (the “Agreement”) effective January 1, 2010. Key terms of the Agreement, which supersedes the current agreement that was set to expire on December 31, 2010, include provisions for all services under the Agreement to be provided under separate Statements of Work, each of which will contain length of term, pricing, payment terms and service levels as applicable to those services. Additionally, the parties executed Statements of Work for (i) the extension of CORREX transaction processing services (“CORREX”) through December 31, 2014, (ii) the continuation of the Queue Manager Services through December 31, 2010, and (iii) the continuation of the program through December 31, 2010 whereby TRX provides RESX Services directly to certain AXP affiliates. TRX will continue to provide TRAVELTRAX and Hosting services under the original agreement until separate Statements of Work are executed for these services under the new Agreement.

The Agreement does not contain volume commitments from AXP, and we can give no assurance that we will retain business from AXP during the Agreement’s term, or beyond. We currently expect our 2010 revenues from AXP, which are primarily generated from CORREX, to be approximately flat relative to 2009. Future revenue growth will depend on timing and volumes associated with global implementation of our technologies across the AXP network. Our revenues under the Agreement are dependent on AXP’s transaction volume levels, the nature and degree of consulting work requested by AXP, and AXP’s desire to continue licensing current and future versions of certain CORREX agent productivity tools.

Item 1.02 – Termination of a Material Definitive Agreement.

The information regarding TRX’s entry into the Agreement and the related termination of the existing Amended and Restated Agreement for the Provision of Services dated December 1, 2005, as amended, provided under Item 1.01 above, is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated January 25, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRX, INC.
(Registrant)

Date: January 25, 2010	/S/ DAVID D. CATHCART
David D. Cathcart Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated January 25, 2010.